Exhibit 10.4
Performance Stock Unit Award

Granted by

NORTHWEST BANCSHARES, INC.

under the

NORTHWEST BANCSHARES, INC.
2022 EQUITY INCENTIVE PLAN

This performance restricted stock unit agreement (“Performance Stock Unit Award” or “Agreement”) is and will be subject in every respect to the provisions of the 2022 Equity Incentive Plan (the “Plan”) of Northwest Bancshares, Inc. (the “Company”) which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement. A copy of the Plan and related prospectus have been provided to each person granted a performance-based Restricted Stock Unit (“Performance Stock Unit” or “PSU”) Award pursuant to the Plan. The holder of this Performance Stock Unit Award (the “Participant”) hereby accepts this Performance Stock Unit Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the committee appointed to administer the Plan (“Committee”) or the Board of Directors will be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns. Except where the context otherwise requires, the term “Company” will include the parent and all present and future subsidiaries of the Company as defined in Section 424(e) and 424(f) of the Internal Revenue Code of 1986 (the “Code”). Capitalized terms used herein but not defined will have the same meaning as in the Plan.
For valuable consideration, the Company does hereby grant to the Participant a Performance Stock Unit Award for the number of Performance Stock Units as set forth below, effective on the “Date of Grant” set forth below. The Performance Stock Units granted under this Agreement shall, subject to the attainment of certain performance goal(s) set forth below (the “Performance Goal(s)”), relating to the performance measures, vest and become payable in shares of common stock of the Company (the “Shares”), subject to earlier expiration or termination of the Performance Stock Units, as provided in this Agreement.

Date of Grant:
Performance Period:
Target Number of Performance Stock Units: The actual number of Shares that may become issuable pursuant to this Award shall be determined in accordance with Section 1 below. For purposes of the percentage calculations set forth in the Performance Goal Requirements forth in Section 1.1 and Appendix A, the target number of Performance Stock Units is __________.
1.    Vesting Schedule. The number of Performance Stock Units granted under this Agreement that vest and will be settled shall be determined as provided under Section 1.1 hereof on the basis of the level (i.e., threshold, target or stretch) at which the Performance Goal(s) specified on attached Appendix A is actually attained.

1.1    Performance Goal Requirements. The attached Appendix A specifies the Performance Goal(s) required to be attained during the Performance Period for the Performance Stock Units to become eligible to vest and the relative weight attached to each Performance Goal. Within seventy-five (75) days after the completion of the Performance Period, or if later, as soon as practicable after the filing of the audited financial results for the Company and its peers for the period ending on the last day of the three-year Performance Period, the Committee shall determine the actual level of attainment of the Performance Goal(s). On the basis of that determined level of attainment, the target number of Performance Stock Units will be multiplied by the applicable percentage determined in accordance with the percentile matrix set forth in Appendix A. The number of Performance Stock Units resulting from such calculation shall constitute the maximum number of Performance Stock Units in which the Participant may vest under this Agreement. The Committee will determine in its sole discretion the extent, if any, to which the Performance Goal(s) has been satisfied, and it will retain sole discretion to reduce the number of Performance Stock Units that would otherwise be eligible to vest as a result of the performance as measured against the Performance Goal(s). The Committee may not increase the number of Performance Stock Units that may be eligible to vest as a result of the Company’s performance as measured against the Performance Goal(s).

1.2    Settlement of Vested Units. Subject to the other terms of this Agreement and the terms of the Plan, vested Performance Stock Units will be paid to the Participant solely in whole Shares (and not in cash, as the Plan permits), on the third anniversary of the Date of Grant, provided the Participant remains employed with the Company or Northwest Bank on such date (or, if sooner, in accordance with Sections 3.2 through 3.6 hereof).
2.Dividend Equivalent Rights. Dividends Equivalent Rights shall not be payable on the Performance Stock Units granted hereunder.
3.    Effect of Termination of Service, Becoming Retirement Eligible and Change of Control.
3.1    Termination of Service.  Except as provided in Sections 3.2 through 3.6 below, the Performance Stock Units subject to this Agreement shall immediately terminate and be automatically forfeited by the Participant upon the Participant’s Termination of Service for any reason, including without limitation, voluntary termination by the Participant.

3.2    Death. A portion of this Performance Stock Unit Award shall vest immediately in the event of the Participant’s Termination of Service by reason of the Participant’s death. The portion of the Performance Stock Unit Award that vests upon death shall equal the target number of Performance Stock Units multiplied by a fraction, where the numerator equals the number of months that have elapsed since the Date of Grant and the denominator equals 36.
3.3    Disability. If the Participant’s Service terminates by reason of the Participant’s Disability, the Participant’s unvested Performance Stock Unit Award shall vest immediately. The portion of the Performance Stock Units that vest upon Disability shall equal the target number of Performance Stock Units multiplied by a fraction, where the numerator equals the number of months that have elapsed since the Date of Grant and the denominator equals 36.
3.4    Retirement or Retirement Eligible Participant.
    (a)    Retirement. If the Participant’s Service terminates by reason of the Participant’s Retirement and, provided that the Participant enters into a one-year non-competition agreement satisfactory in form to the Committee in connection with the Participant’s Retirement, the Participant’s Performance Stock Unit Award shall continue in effect until the Committee’s determination of the satisfaction of the performance goals following the end of the Performance Period. If achievement of the performance measures is satisfied at threshold or better, then the Participant’s Performance Stock Unit Award shall be settled no later than March 15 of the year immediately following the last year of the Performance Period.
    (b)    Retirement Eligible. The Award of a Participant who becomes Retirement eligible during the Performance Period but who does not retire during the Performance Period shall be settled no later than March 15 of the year immediately following the last day of the Performance Period, provided achievement of the performance measures is satisfied at threshold or better and the Participant remains employed with the Company or the Bank on such date.
3.5    Other Termination. If the Participant’s Service terminates for reasons other than death, Disability, Retirement, or an Involuntary Termination at or following a Change in Control, the Participant’s unvested Performance Stock Unit Awards shall be forfeited. An Employee who is also a Director shall not be deemed to have terminated Service until both Service as an Employee and Service as a Director have ceased. If the Participant has a termination for Cause, all unvested Restricted Stock Units hereunder shall be immediately forfeited.
3.6    Change in Control. A portion of this Performance Stock Unit Award shall vest and be settled immediately in the event of the Participant’s Involuntary Termination at or within two (2) years following a Change in Control. The portion of the Performance Stock Unit Award that vests and will be settled upon an Involuntary Termination at or within two (2) years following a Change in Control shall be equal to the greater of the target number of Performance Stock Units or the number of Performance Stock Units earned based on actual annualized performance at the measurement date. In addition, in the event of a Change in Control in which the Company is not the surviving entity, any Performance Stock Unit Awards also shall become vested and shall settle at the greater of the target level of performance or actual annualized performance measured as of the effective date of the Change in Control if the successor entity does not assume the Awards granted under the Plan.
4.    Withholding. The Company shall collect federal, state and local income taxes and the employee portion of the FICA taxes (Social Security and Medicare) with respect to the Performance Stock Units at the time the Performance Stock Units vest and are settled. Unless the Participant delivers a separate check payable to the Company in the amount of the taxes required to be withheld from the Participant, the Company shall withhold those taxes from the Participant’s wages. The Participant hereby authorizes the Company to satisfy the withholding obligations by one or a combination of the following: (a) withholding from the Participant’s wages or other cash compensation; (b) withholding from proceeds of the sale of Shares issued in settlement of the vested Performance Stock Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization), to the extent and in the manner permitted by all applicable securities laws, including making any necessary securities registration or taking any other necessary actions; or (c) withholding in Shares to be issued in settlement of the vested Performance Stock Units that number of whole Shares the fair market value of which (determined by reference to the closing price of the Stock on the principal exchange on which the Stock trades on the date the withholding obligation arises, or if such date is not a trading date, on the next preceding trading date)

is equal to the aggregate withholding obligation as determined by the Company with respect to such Award.
5.    Code Section 409A. The Performance Stock Unit Award and payments made pursuant to this Agreement and the Plan are intended to qualify for an exemption from Code Section 409A. Notwithstanding any other provision in this Agreement and the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement and/or the Plan so that the Performance Stock Units granted to the Participant qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Performance Stock Units shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Performance Stock Units. Nothing in this Agreement or the Plan shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Code Section 409A, including the tax treatment of any amount paid or payable or Award made under this Agreement, and neither the Company nor any of its affiliates shall under any circumstances have any liability to any Participant or his or her estate or any other party for any taxes, penalties or interest imposed under Code Section 409A for any amounts paid or payable under this Agreement.
6.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
7.    Undertaking. The Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Performance Stock Units pursuant to the provisions of this Agreement.
8.    Restrictions on Transfer. Notwithstanding anything in the Plan to the contrary, the Performance Stock Units granted pursuant to this Agreement may not be sold, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose), assigned, hypothecated, transferred, disposed of in exchange for consideration, made subject to attachment or similar proceedings, or otherwise disposed of under any circumstances.
9.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
10.    No Rights as Shareholder. The Participant will not have dividend, voting or any other rights as a shareholder of the Shares of common stock with respect to the Performance Stock Units. Upon settlement of the vested Performance Stock Units in Shares, the Participant will obtain full dividend, voting and other rights as a shareholder of the Company.
11.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

12.    Miscellaneous.

12.1    This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.
12.2    This Restricted Stock Unit Award will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
12.3    This Restricted Stock Unit Award is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any shares of stock hereunder if the issuance of such shares would constitute a violation of any such law, regulation or order or any provision thereof.
14.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Performance Stock Units and on any Shares of common stock acquired under the Plan, to the extent that the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings (as provided in Section 6 above) that may be necessary to accomplish the foregoing.